Exhibit 99.1

Prospect Global Permitting Update: Company Moves to Secure Key Arizona Permits

•                  Company files for state mineral-lease and air-quality permits

•                  Aquifer Protection Permit next in line

DENVER, CO, February 13, 2013 – Prospect Global Resources, Inc. (NASDAQ:  PGRX) today announced that it has taken an important step forward in its long-term plan to be first to market with potash from the Holbrook Basin of eastern Arizona, one of the most promising potash fields in the United States.

Prospect Global, through its wholly-owned subsidiary American West Potash LLC, has submitted applications for two key permits with the State of Arizona. The Company filed with the Arizona State Land Department its Draft Mineral Development Report as part of an application to convert certain of its state exploration permits into mineral leases. The Mineral Development Report discusses the mining, geology, processing, environmental impact and economics of the Company’s proposed annual production of 2 million metric tons of potash.  The Company also submitted a draft application for its Air Quality Control Permit to the Arizona Department of Environmental Quality.

In its Mineral Development Report, Prospect Global cites expert analysis indicating that the project will have minimal environmental effects on the surrounding area in terms of water use, air quality and visual impact, while providing significant socioeconomic benefits to Apache and Navajo County municipalities and the State of Arizona.

Brian Wallace, Chief Operating Officer of Prospect Global, said: “Experts anticipate that our Holbrook Project will create up to 4,500 direct, indirect and induced jobs during construction and more than 1,200 direct, indirect and induced jobs during the productive life of the mine. During the life of the mine, we anticipate generating tax revenue in excess of $1.5 billion for Arizona at the state, county and local levels. In all, we estimate that the Holbrook Project will generate nearly $1.9 billion in wages and nearly $5.5 billion in total economic output.”

The Company is also finalizing its application for the Aquifer Protection Permit with the Arizona Department of Environmental Quality, which it plans to submit in the second quarter of 2013.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of our potash resources and development of our potash mining facility.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources, Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Stock Exchange under the ticker symbol PGRX.